Exhibit 99.1

Enzon and Viskase Announce Amendment to Merger Agreement

Enzon and Viskase stockholders will respectively own 45% and 55% of the combined company

Cranford, New Jersey and Lombard, Illinois, October 24, 2025 – Enzon Pharmaceuticals, Inc. (OTCQB: ENZN) (“Enzon” or the “Company”) and Viskase Companies, Inc. (OTC Pink Limited: VKSC) (“Viskase”) today announced that they have entered into an amendment (the “Amendment”) to the previously disclosed Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Viskase will merge with and into a wholly owned subsidiary of Enzon in an all-stock transaction (the “Merger”). The Amendment was entered into to reflect recent developments in the operations of Viskase during the past several months and its expected operations in the near term.

Pursuant to the terms of the Amendment, the parties agreed, among other things, to:

•	an adjustment to the exchange ratio as calculated under the Merger Agreement for the exchange of each share of common stock, par value $0.01 per share, of Viskase, issued and outstanding immediately prior to the Merger into shares of the common stock, par value $0.01 per share, of Enzon (the “Enzon Common Stock”), such that current Viskase stockholders will own 55% of the combined company following the Merger;

•	an adjustment to the exchange ratio for the exchange of each share of Enzon’s Series C Non-Convertible Redeemable Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), for shares of Enzon Common Stock to be based upon the 20-day volume weighted average price of Enzon Common Stock prior to execution of the Amendment (the “20-Day VWAP”);

•	a reduction in the minimum amount of cash that Enzon is required to have at the closing of the Merger;

•	Enzon effecting a 1 for 100 reverse stock split with respect to with respect to all shares of Enzon Common Stock prior to the effective time of the Merger; and

•	an extension to the date on which either party may terminate the Merger Agreement if the Merger has not yet occurred from 11:59 p.m., Eastern Time, on December 31, 2025, to 11:59 p.m., Eastern Time, on March 31, 2026.

In connection with the execution and delivery of the Amendment, Icahn Enterprises Holdings L.P. (“IEH”) and certain of its affiliates entered into an amendment (“Support Agreement Amendment”) to the Support Agreement that was previously entered into between IEH, Enzon and Viskase in connection with the execution of the Merger Agreement (the “Support Agreement”). Pursuant to the terms of the Support Agreement (as amended by the Support Agreement Amendment), IEH agreed to, among other things, (i) deliver or cause the delivery of written consents with respect to all of the issued and outstanding shares of Enzon Common Stock held by IEH and its affiliates approving the Merger and the amendment to Enzon’s certificate of incorporation, and (ii) exchange all of the shares of Series C Preferred Stock held by IEH and its affiliates for Enzon Common Stock prior to the consummation of the Merger, based on the full liquidation preference of such shares of Series C Preferred Stock and the 20-Day VWAP.

Enzon believes that the Merger as revised pursuant to the terms of the Amendment will result in Enzon’s net operating losses and other tax benefits to be maintained and available for use by the combined company following the Merger.

The Amendment was recommended by a special committee of the independent directors of Enzon and was recommended by a special committee of the independent directors of Viskase and, acting upon such recommendations, was, respectively approved by the Boards of Directors of each of Enzon and Viskase.

About Enzon Pharmaceuticals, Inc.

Enzon Pharmaceuticals, Inc., together with its subsidiary, is positioned as a public company acquisition vehicle, that has sought to become an acquisition platform.

About Viskase Companies, Inc.

Viskase Companies, Inc., together with its subsidiaries, is a producer of non-edible cellulosic, fibrous and plastic casings used to prepare and package processed meat products, and provides value-added support services relating to these products, for some of the largest global consumer product companies. Viskase operates nine manufacturing facilities in North America, Europe, South America, and Asia, and, as a result, is able to sell its products in nearly one hundred countries throughout the world.

No Offer or Solicitation

This communication is not intended to be, and shall not constitute, an offer to sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Information About the Merger and Where to Find It

In connection with the proposed transactions between Enzon and Viskase, Enzon intends to file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”) that will contain a consent solicitation statement and prospectus (the “Registration Statement”). The Registration Statement will include financial information regarding the combined company. This communication is not a substitute for the Registration Statement or any other documents that Enzon may file with the SEC or that Enzon or Viskase may send to their respective stockholders in connection with the transactions contemplated by the Merger Agreement, as amended. BEFORE MAKING ANY VOTING DECISION, ENZON AND VISKASE URGE INVESTORS AND STOCKHOLDERS TO READ THESE MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ENZON, THE COMBINED COMPANY, THE MERGER AGREEMENT, AS AMENDED, AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND RELATED MATTERS.

You may obtain free copies of the Registration Statement and all other documents filed or that will be filed with the SEC regarding the proposed transaction at the website maintained by the SEC at www.sec.gov. Once filed, the Registration Statement will be available free of charge on Enzon’s website at https://www.enzon.com. Investors and stockholders are urged to read the Registration Statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Participants in the Solicitation

Each of Enzon and Viskase and each of their respective directors and executive officers and certain of their other members of management and employees may be deemed to be participants in the solicitation of consents or proxies in connection with the Merger Agreement, as amended, and the transactions contemplated thereby, including the Merger. Information about Enzon’s directors and executive officers is included in Enzon’s Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2024, filed with the SEC on April 28, 2025, and Enzon’s definitive proxy statement for its 2024 Annual Meeting of Stockholders, filed with the SEC on August 8, 2024. Additional information regarding these persons and their interests in the transactions contemplated by the Merger Agreement, as amended, as well as information regarding Viskase’s directors and executive officers, will be included in the Registration Statement relating to the Merger Agreement, as amended, and the transactions contemplated thereby, including the Merger, when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Cautionary Statements Regarding Forward-Looking Statements

Certain statements contained in this filing may be considered forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the proposed transaction involving Enzon and Viskase, the ability to consummate the proposed transaction, and the ability to quote the common stock of the combined company on the “OTCQB” tier of the OTC market of the OTC Markets Group, Inc. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: (i) the risk that the conditions to the closing of the proposed transaction are not satisfied, including the failure to obtain the necessary approvals for the proposed transaction; (ii) uncertainties as to the timing of the consummation of the proposed transaction, including timing for satisfaction of the closing conditions, and the ability of each of Enzon and Viskase to consummate the proposed transaction; (iii) the ability of Viskase to timely deliver the financial statements required by the Merger Agreement, as amended; (iv) the possibility that other anticipated benefits of the proposed transaction will not be realized, including without limitation, anticipated revenues, expenses, earnings and other financial results, and growth and expansion of the combined company’s operations, and the anticipated tax treatment of the combination; (v) potential litigation relating to the proposed transaction that could be instituted against Enzon, Viskase or their respective officers or directors; (vi) possible disruptions from the proposed transaction that could harm Enzon’s or Viskase’s respective businesses; (vii) the ability of Viskase to retain, attract and hire key personnel; (viii) potential adverse reactions or changes to relationships with customers, employees, suppliers or other parties resulting from the announcement or completion of the proposed transaction; (ix) potential business uncertainty, including changes to existing business relationships, during the pendency of the proposed transaction that could affect Enzon’s or Viskase’s financial performance; (x) certain restrictions during the pendency of the proposed transaction that may impact Enzon’s or Viskase’s ability to pursue certain business opportunities or strategic transactions; (xi) the exchange ratio and relative ownership levels as of the closing of the transactions contemplated by the Merger Agreement, as amended; (xii) estimates regarding future revenue, expenses, and capital requirements following the closing of the transactions contemplated by the Merger Agreement, as amended; (xiii) legislative, regulatory and economic developments; (xiv) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, trade wars, or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors; and (xv) such other risks and uncertainties, including those that are set forth in the Registration Statement under the heading “Risk Factors”, in Enzon’s periodic public filings with the SEC, and in Viskase’s annual and quarterly reports posted to Viskase’s website. Enzon and Viskase can give no assurance that the conditions to the proposed transaction will be satisfied. Except as required by applicable law, neither Enzon, nor Viskase undertakes any obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Richard L. Feinstein, CEO and CFO

Email: rlfeinsteincpa@enzon.com